NEWS RELEASE


Contact:   Bob Cardon, Dynatronics Corp.
           800-874-6251 or 801-568-7000


                    Dynatronics Reports Third-Quarter Results
                      As R&D Push Yields Major New Products

         Salt Lake City, Utah (May 15, 2003) - Dynatronics Corporation (NASDAQ:
DYNT) today announced that net sales for the third fiscal quarter ended March 31, 2003, were $4,163,291, compared to $4,159,244 in the same quarter one year ago. Sales for the nine months ended March 31, 2003, were $12,404,150, compared to $12,282,961 in the prior year period.
         Net income for the quarter was $23,253, compared to $82,922 during the same quarter of the previous year. Net income for the nine-month period was $181,025, compared to $226,286 achieved during the prior year period. The reduction in net income during the three- and nine-month periods in 2003 compared to 2002 was primarily due to higher R&D expenses as the company continued its planned focus on developing new products and redesigning current product lines in 2003.
         "Our major focus this fiscal year has centered on an aggressive R&D campaign to develop several new products," said Kelvyn H. Cullimore Jr., president of Dynatronics. "After assessing the national economic difficulties of the past two years, we realized we could either continue with the status quo or make a bold move to grow the company. We decided to move forward aggressively with a strong R&D push." The result has been the development of several greatly anticipated new products.
         Cullimore points out that some of the new products have already hit the market, including Dynatronics' new STSi(TM) combination device, which rolled out in November 2002. This device combines the company's innovative STS(TM) chronic pain technology with its well-established interferential acute pain modality, targeting a broader segment of the pain market. The company's popular new powered therapy tables were also introduced in the first quarter of the current fiscal year, which began July 1, 2002.
         Dynatronics plans to unveil the Solaris Series(TM), a new line of advanced technology electrotherapy/ultrasound products, by the end of June 2003. Also available will be an infrared light therapy probe (set for a late June 2003 launch) and a low-power laser probe, both of which can be powered by the new Solaris devices. The low-power laser probe should be available before the end of calendar 2003, with submission to the FDA scheduled prior to the end of June 2003.
         "We are excited to add low-power laser capability to our product line. Low-power lasers have been used in medical applications for decades throughout Europe and Asia," explains Larry K. Beardall, vice president of sales and marketing. "Only recently has the FDA allowed these devices to be marketed in the United States. By adding laser technology and light therapy to our five new Solaris Series products, we expect the line to quickly gain acceptance and popularity thus increasing our sales in the physical medicine market."
         Other products spawned by the company's aggressive R&D program are scheduled to roll out in the coming months. These include proprietary iontophoresis products, cold pack products and new longer lasting electrodes for electrotherapy.
         "While creating new products is costly in the short term, we believe that Dynatronics will soon reap the benefits of our aggressive R&D focus," states Beardall. "We've spent over $227,000 more on R&D in the first nine months of this fiscal year than we did during the same period last year, a 46 percent jump for the nine-month period. This will lay a foundation for future sales and continue to establish Dynatronics as a technological leader in its field."
         A summary of the financial results for the three and nine months ended March 31, 2003, follows:

                         Summary Selected Financial Data

                                                      Three Months Ended                    Nine Months Ended
                                                            March 31,                           March 31,
                                                    2003              2002               2003                 2002
                                                    ----              ----               ----                 ----

   Net sales                                      $4,163,291        $4,159,244        $12,404,150         $12,282,961

   Gross profit                                    1,595,054         1,619,715          4,851,604           4,947,632

   Income before income taxes                         37,636           132,759            294,176             368,073

   Income tax expense                                 14,383            49,837            113,151             141,787
                                                  -----------       -----------       ------------        ------------

   Net income                                     $   23,253        $   82,922        $   181,025         $   226,286
                                                  ===========       ===========       ============        ============

   Net income per share (diluted)                 $      .00        $      .01        $       .02         $       .03
                                                  ===========       ===========       ============        ============


         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, pain management, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets.

         This press release contains forward-looking statements. Those statements include references to the company's expectations, anticipated growth in sales, profitability in future periods and similar statements. Specifically, forward-looking statements in this press release include the company's statements: "Dynatronics plans to unveil the Solaris Series(TM)" and the related infra-red light therapy probe "by the end of June 2003," "The low-power laser probe should be available before the end of calendar 2003" and "submission to the FDA [is] scheduled prior to the end of June 2003,""we expect the line to quickly gain acceptance and popularity in the physical medicine market and increase our sales in that market," "scheduled to roll out in the coming months" are the "proprietary iontophoresis products, cold pack products and new longer lasting electrodes for electrotherapy," "we believe that Dynatronics will soon reap the benefits of our aggressive R&D focus," and "This will lay a foundation for future sales and continue to establish Dynatronics as a technological leader in its field." Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's STS and other core products, the potential adverse impact of the continued spread of the SARS outbreak, increased terrorist activity, and the risk factors listed from time to time in the company's SEC reports, including, but not limited to the reports on Form 10-QSB for the quarter ended December 31, 2002 and Form 10-KSB for the year ended June 30, 2002.
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